Exhibit 10.16

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (this “Option Agreement”) is entered into as of September 13, 2021 by and between KEY METALS CORP., a Delaware corporation (the “Company”), and JOHN RYAN (“Holder”).

W I T N E S S E T H:

WHEREAS, the board of directors (the “Board”) of the Company has approved an award consisting of nonqualified stock options to purchase 600,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

Therefore, the parties agree as follows:

1. Grant of Nonqualified Stock Options. The Company hereby grants to Holder the right and option to purchase from the Company, on the terms and subject to the conditions set forth in this Option Agreement, 600,000 shares of Common Stock (such shares, the “Option Shares”; such options, the “Options”). The date of grant of the Options (the “Grant Date”) is September 13, 2021. The Options will vest and become exercisable as set forth in paragraph 3 below.

2. Exercise Price of the Options. The exercise price for the Option Shares is $0.30 per share (the “Exercise Price”).

3. Vesting of the Options.

(a) Subject to earlier expiration or termination as provided herein, the Options will be vested and exercisable based on the vesting criteria set forth in the attached Exhibit A.

(b) The Board may, in its sole discretion, accelerate the vesting and exercisability of all or a portion of the Options without regard to whether the requirements for vesting and exercisability thereof in subparagraph 3(a) have been met.

(c) For purposes of this Agreement, Affiliate means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) if the Internal Revenue Code of 1986, as amended (the “Code”), except that, in making any such determination, 50 percent shall be substituted for 80 percent under such Code Sections and the related regulations.

4. Method of Exercise of Options.

(a) To the extent then exercisable, Holder may exercise the Options in whole or in part; except that no single exercise of Options may be for less than 100 Option Shares, unless at the time of the exercise, the maximum number of Option Shares available for purchase under the Options is less than 100 Option Shares. In no event are the Options to be exercised for a fractional share of Common Stock.

(b) To exercise the Options, Holder shall give written notice to the Company stating the number of shares for which the Options are being exercised and the intended manner of payment. The date of this notice shall be the exercise date. The notice must be accompanied by payment in full of the aggregate Exercise Price, either by cash, check, or such other medium of payment as the Board may permit.

(c) As soon as practicable upon the Company’s receipt of Holder’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

(d) As a further condition precedent to the exercise of Options in whole or in part, Holder shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and accordingly shall execute any documents that the Board, in its sole discretion, deems necessary or advisable to effect such compliance.

(e) In the case of Holder’s death, the Options, to the extent exercisable, may be exercised by the executor or administrator of Holder’s estate or by any person or persons who have acquired the Options directly from Holder by bequest or inheritance.

5. Non-Transferability of Options. Holder shall not assign or transfer the Options, other than by will or the laws of descent and distribution. During Holder’s lifetime, only Holder (or, in the event of legal incapacity or incompetency, Holder’s guardian or legal representative) may exercise the Options. Notwithstanding the foregoing, however, Holder, with the approval of the Board, may transfer the Options for no consideration to or for the benefit of Holder’s Immediate Family (including, without limitation, to a trust for the benefit of Holder’s Immediate Family or to a partnership or limited liability company for one or more members of Holder’s Immediate Family), subject to such limits as the Board may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the Options prior to transfer. The term “Immediate Family” means Holder’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include Holder). No right or interest of Holder or any transferee in the Options shall be subject to any lien or any obligation or liability of Holder or any transferee.

6. Termination of Options.

(a) Options that are not vested and exercisable as of the date of termination of Holder’s service with the Company and its Affiliates will terminate automatically at the close of business on that date.

(b) Except as otherwise set forth in this Option Agreement, any Options not either terminated pursuant to subparagraphs 6(a) or already exercised will terminate automatically and without further notice at 11:59 P.M. (Eastern Time) (or in case of (i) below, immediately upon notice of termination) on the earliest of the following dates: (i) the one year anniversary following the date of termination of Holder’s service with the Company and its Affiliates, if termination of Holder’s service is for death or Disability or retirement on or after Holder attains age 65; (ii) 90 calendar days following the date of termination of Holder’s service with the Company and its Affiliates, if termination of Holder’s employment is for any reason other than death, Disability or retirement on or after Holder attains age 65; or (iv) September 12, 2028. For purposes of this Agreement, “Disability” shall mean the inability of Holder to perform the essential functions of Holder’s job with or without reasonable accommodation, for a period of ninety (90) days in the aggregate during any rolling 180-day period.

(c) In no event may the Options be exercised, in whole or in part, after termination pursuant to subparagraphs 6(a) or (b).

7. Investment Representations. The Company may require Holder, as a condition of exercising the Options, to give written assurances in substance and form satisfactory to the Company to the effect that Holder is acquiring the Option Shares for Holder’s own account for investment and not with any present intention of selling or otherwise distributing them, and to such other effect as the Company deems necessary or appropriate in order to comply with applicable federal and state securities laws.

8. Compliance with Law. The Options are subject to the requirement that, if at any time counsel to the Company determines that the listing, registration or qualification of the Options Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of the Option Shares, then the Options may not to be exercised, in whole or in part, unless the listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Compensation Committee. Nothing in this Option Agreement will be deemed to require the Company to apply for or to obtain the listing, registration, qualification, consent or approval.

9. Recapitalization. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, subdivision or similar transaction, then, subject to any required action by the Company’s shareholders, the number of Option Shares, the kind of shares or other securities of the Company subject to the Options and the Exercise Price are to be proportionately adjusted; except that no fractional shares are to be issued or made subject to the Options in making the foregoing adjustments. All adjustments made by the Board under this paragraph 9 will be final, conclusive and binding upon Holder.

10. Reorganization. If, while all or any portion of the Options remains exercisable, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets or substantially all of the outstanding shares of Common Stock are to be sold, or a Change in Control occurs, then the Board may, in its sole discretion, either (i) make appropriate provision for the protection of the Options by the substitution on an equitable basis of (A) appropriate stock of the surviving corporation or its parent in the merger or consolidation, or other reorganized corporation that will be issuable in respect to the Option Shares then exercisable, or (B) any alternative consideration as the Board, in good faith, may determine to be equitable in the circumstances; and, in either case, require in connection therewith the surrender of the Options so replaced; or (ii) in the case of a Change in Control, upon written notice to Holder, provide that the unexercised (but exercisable or exercisable on the Change in Control) portion of the Options must be exercised within a specified number of days of the date of such notice or the Options will be terminated in its entirety (including the portion that is not then exercisable). In any such case, the Board Committee may, in its discretion, accelerate the date on which the Options, in whole or in part, become exercisable.

For purposes of this Agreement, “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(a) The accumulation in any number of related or unrelated transactions by any person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of fifty percent (50%) or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company; or

(c) Less than a majority of the members of the Board or any entity resulting from a Business Combination are member of the Board immediately prior to the Business Combination Board Members; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) A complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

Notwithstanding the foregoing, there shall not be a Change in Control unless there is a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code where necessary for such the Options to comply with Section 409A of the Code.

11. Rights as Shareholder. Neither Holder nor any executor, administrator, distributee or legatee of Holder’s estate will have any of the rights or privileges of a shareholder of the Company in respect of any of the Option Shares unless and until those Option Shares have been fully paid and the name of Holder (or of Holder’s personal representative, administrator, distributee or legatee of Holder’s estate) has been entered as the shareholder of record on the Company’s books.

12. Withholding of Taxes. the Company’s obligation to deliver Options Shares upon exercise of the Options is subject to Holder’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. In accordance with procedures that the Compensation Committee may establish, the Compensation Committee, to the extent applicable law permits, may allow Holder to pay any such amounts (i) by surrendering (actual or by attestation) shares of Common Stock that the Holder already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months (but only for the minimum required withholding); (ii) by a cashless exercise though a broker, (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Compensation Committee in its discretion shall authorize.

13. Other Holder Benefits. The amount of any compensation deemed to be received by Holder as a result of the exercise of the Options or the sale of Option Shares received upon the exercise will not constitute “earnings” with respect to which any other benefits of Holder are determined, including, without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan.

14. Interpretation of this Option Agreement. All decisions and interpretations made by the Company or the Compensation Committee with regard to any question arising under this Option Agreement will be binding and conclusive on the Company and Holder and any other person entitled to exercise the Options as provided for in this Option Agreement.

15. Choice of Law. This Option Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Delaware.

16. Successors and Assigns. Subject to paragraph 5, this Option Agreement is to bind and inure to the benefit of and be enforceable by Holder, the Company and their respective heirs, executors, personal representatives, successors and assigns.

17. Notices. Any notice provided for in this Option Agreement must be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:

Notices to Holder:

John Ryan

Notices to the Company:

Key Metals Corp.

260 Crandon Drive, Suite 32 #81

Key Biscayne, Florida 33149

Attn: Chief Executive Officer

or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Option Agreement will be deemed to have been given when so delivered, sent or mailed.

18. Severability. Whenever possible, each provision of this Option Agreement is to be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any particular jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Option Agreement shall be reformed, construed and enforced in the particular jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

19. Complete Agreement. This Option Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

20. Amendment and Waiver. Subject to the next sentence, the provisions of this Option Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Option Agreement is to affect the validity, binding effect or enforceability of this Option Agreement. the Company unilaterally may waive any provision of this Option Agreement in writing to the extent that the waiver does not adversely affect the interests of Employee under this Option Agreement, but the waiver is not to operate as or be construed to-be a subsequent waiver of the same provision or a waiver of any other provision of this Option Agreement.

21. Section 409A. It is intended that the Options be exempt from the requirements applicable to nonqualified deferred compensation subject to Section 409A of the Code. For purposes of this Option Agreement, any action taken with respect to the Options shall be undertaken in a manner that will not negatively affect the status of the Options as exempt from treatment as deferred compensation subject to Section 409A of the Code unless such action otherwise complies with Section 409A of the Code to the extent necessary to avoid noncompliance.

The parties are signing this Option Agreement as of the date stated in the introductory clause.

[SIGNATURE PAGE TO FOLLOW]

KEY METALS CORP.

By:	/s/ Cesar Lopez
	Name:	Cesar Lopez
	Title:	CEO

/s/ John Ryan
Name: John Ryan

EXHIBIT A TO NONQUALIFIED STOCK OPTION AGREEMENT BETWEEN

KEY METALS CORP. AND JOHN RYAN DATED AS OF SEPTEMBER 13, 2021

●	150,000 shares on September 13, 2021.

●	1500,000 shares on March 13, 2022

●	100,000 shares on September 13, 2022.

●	100,000 shares on March 13, 2023.

●	100,000 shares on September 13, 2023.

provided that any unvested shares shall vest immediately upon a Change of Control

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